Exhibit 99.1

July 28, 2015 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Second Quarter of 2015 - Net Income increased 32% compared to 1st Quarter 2015 and lower Operating Ratio compared to 1st Quarter 2015 and 2nd Quarter 2014.

NORTH LIBERTY, IOWA - July 28, 2015 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and six months ended June 30, 2015. Highlights included:

•	Net Income increased 32.4% sequentially to 1st quarter of 2015,

•	Operating Ratio improvement from 84.9% to 81.4% sequentially to 1st quarter of 2015,

•	Operating Ratio improvement from 82.1% 2nd quarter of 2014 to 81.4% 2nd quarter of 2015 ,

•	Operating Ratio improvement from 86.4% year to date 2014 to 83.1% same period 2015,

•	Operating Ratio improvements despite a 13% increase in average driver wages implemented over November 2014 and January 2015,

•	Increased cash reserves by $27.3 million.

Operating results for the three and six months ended June 30, 2015 showed continued strength from freight demand, reduction of operating costs and generation of incremental cash reserves along with continued upgrades to our operating fleet.

Financial Results
Heartland Express (the "Company") ended the second quarter of 2015 with basic earnings per share of $0.27 and an operating ratio (operating expenses as a percentage of operating revenues) of 81.4% compared to $0.30 basic earnings per share and 82.1% operating ratio in the second quarter of 2014. The Company ended the quarter with net income of $23.3 million, compared to $26.5 million in the second quarter of 2014, an 11.9% decrease. Operating revenues were $191.7 million, a 15.5% decrease, compared to $226.8 million in the second quarter of 2014. Operating revenues for the quarter included fuel surcharge revenues of $25.7 million compared to $46.2 million in the same period of 2014, a $20.5 million decrease. Operating revenues decreased 8.1% excluding the impact of fuel surcharge revenues. Operating revenues increased 2.2%, compared to $187.5 million in the first quarter of 2015 with relatively flat fuel surcharge revenues. The Company posted a 12.2% net margin (net income as a percentage of operating revenues) in the second quarter of 2015 compared to 11.7%, in the second quarter of 2014.

For the six month period ended June 30, 2015 the Company had basic earnings per share of $0.47 and an operating ratio (operating expenses as a percentage of operating revenues) of 83.1% compared to basic earnings per share of $0.46 and an operating ratio of 86.4% for the same six month period ended June 30, 2014. The Company ended the six month period ended June 30, 2015 with operating revenues of $379.2 million and net income of $40.9 million, compared to $451.3 million and $40.6 million, respectively for the same six month period ended June 30, 2014. Operating revenues for the six month period ended June 30, 2015 included fuel surcharge revenues of $51.8 million compared to $92.1 million for the same period of 2014, a $40.3 million decrease. Operating income for the six month period was positively impacted by a $3.9 million increase in gains on disposal of property and equipment and a $15.0 million decrease in net fuel expense. The Company posted a 10.8% net margin (net income as a percentage of operating revenues) in the six months ended June 30, 2015 compared to 9.0%, for the same period of 2014.

The current freight environment continues to allow the Company to work on yield management along with the Company's efforts on reducing costs. These efforts resulted in operating ratio improvements for the quarter and six month periods ended June 30, 2015 compared to the respective periods of 2014, excluding the volatility of gains on disposal of property and equipment. Further, this improvement was achieved despite an average 13% increase in average driver wages which was implemented in late 2014 to address the ongoing industry challenges of recruiting and retaining qualified drivers.

Balance Sheet, Liquidity, and Capital Expenditures

At June 30, 2015, the Company had $79.5 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $220.6 million in available borrowing capacity on the line of credit at June 30, 2015 after consideration of $4.4 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company's debt balance decreased $24.6 million from December 31, 2014 due to repayments during January 2015. The Company ended the quarter with total assets of $782.1 million.

Net cash flows from operations for the first six months of 2015 showed continued improvement over the prior year at 26.4% of operating revenues or $100 million. The primary use of cash during the six month period ended June 30, 2015 was $24.6 million for the repayment of long-term debt obligations and $7.4 million for purchases of property and equipment, net of trades and sale proceeds. The Company currently anticipates a total of approximately $75 to $85 million in net capital expenditures for the calendar year. The Company ended the past twelve months with a return on total assets of 11.1% and a 17.6% return on equity.

The average age of the Company's tractor fleet was 1.7 years as of June 30, 2015 compared to 2.2 years at June 30, 2014. During the second quarter of 2015 the Company took delivery of approximately 270 new tractors and has approximately 1,000 new tractors scheduled for delivery prior to the end of the year. The new tractors have been and will continue to be a mix of International ProStar Plus and Freightliner Cascadia models in 2015. The average age of tractors is currently expected to decrease throughout the remainder of 2015 to an estimated average age of 1.3 years by December 31, 2015. The average age of the Company's trailer fleet was 4.5 years at June 30, 2015 compared to 4.6 years at June 30, 2014. The average age of trailers is currently estimated to remain flat at approximately 4.5 years through December 31, 2015. During the second quarter of 2015 the Company took delivery of approximately 200 new trailers and has approximately 250 new trailers scheduled for delivery prior to the end of 2015. The demand for used revenue equipment remains strong and the Company will continue to take advantage of a favorable used equipment market during the remainder of 2015. It is currently estimated that the Company's dry-van trailer fleet, excluding specialty equipment, will be 100% 2012 and newer model years by the end of 2015.

Heartland Express Chief Executive Officer Michael Gerdin, commented on the quarterly results and positioning of the Company, "We continue to show good progress towards our goal of getting our consolidated operating ratio, excluding gains on equipment, to our historical operating levels of the low 80's prior to the Gordon Trucking, Inc. acquisition in November 2013. During this same time period we have made significant capital investments in our fleet, increased our driver wages 13%, and paid off our entire debt balance. With the current average age of our tractor and trailer fleets, where they are estimated to be at the end of 2015, and the Company being debt free, the Company is solidly positioned for the upcoming years ahead, no matter what the environment holds."

The Company continues its commitment to stockholders through the payment of cash dividends. A dividend of $0.02 per share was declared during the quarter and was paid on July 2, 2015. The Company has now paid cumulative cash dividends of $454.0 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past forty-eight consecutive quarters. The Company has also repurchased approximately $80.5 million of common stock over the past five years although there were no shares repurchased during 2014 or 2015.

We continued to deliver award-winning service and safety to our customers and leveraged technology to drive improvements across our organization as evidenced by the following awards received during the quarter:

•	Fedex Express - Carrier of the Year (2015, our 5th consecutive year and 8th time in 9 years)

•	Fedex Express - Platinum Award for On-Time Service (2015, 99.92% on-time service)

•	Georgia Pacific - Consumer Products Dedicated Carrier of the Year (2015)

•	Indiana Safe Fleet - 1st Place (5-10 million mile category)

•	Illinois Safe Fleet - 1st Place (Category IV)

•	CIO 100 Award (2015) - Awarded by IDG's CIO Magazine

Other Information

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, Chief Executive Officer
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
OPERATING REVENUE	$191,684	$226,785	$379,207	$451,265

OPERATING EXPENSES:
Salaries, wages, and benefits	$70,904	$71,240	$141,900	$142,185
Rent and purchased transportation	9,211	13,741	18,537	28,252
Fuel	34,196	59,338	68,452	122,563
Operations and maintenance	8,379	9,776	16,512	19,897
Operating taxes and licenses	4,378	5,319	9,192	10,165
Insurance and claims	3,469	4,370	10,113	11,465
Communications and utilities	1,453	1,553	2,996	3,383
Depreciation and amortization	26,876	26,668	52,850	51,241
Other operating expenses	6,747	7,997	14,505	16,687
Gain on disposal of property and equipment	(9,668)	(13,859)	(19,849)	(15,903)

	155,945	186,143	315,208	389,935

Operating income	35,739	40,642	63,999	61,330

Interest income	61	106	93	142

Interest expense	—	(132)	(19)	(287)

Income before income taxes	35,800	40,616	64,073	61,185

Federal and state income taxes	12,484	14,144	23,145	20,634

Net income	$23,316	$26,472	$40,928	$40,551

Earnings per share
Basic	$0.27	$0.30	$0.47	$0.46
Diluted	$0.27	$0.30	$0.47	$0.46

Weighted average shares outstanding
Basic	87,814	87,728	87,802	87,716
Diluted	87,967	87,900	87,966	87,908

Dividends declared per share	$0.02	$0.02	$0.04	$0.04

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	June 30,	December 31,
ASSETS	2015	2014
CURRENT ASSETS
Cash and cash equivalents	$79,476	$17,303
Trade receivables, net	70,460	77,034
Prepaid tires	9,399	10,160
Prepaid shop supplies	1,429	2,056
Other current assets	16,482	8,992
Income tax receivable	2,900	19,920
Deferred income taxes, net	16,536	14,767
Total current assets	196,682	150,232

PROPERTY AND EQUIPMENT	667,247	678,566
Less accumulated depreciation	208,124	198,007
	459,123	480,559
GOODWILL	100,212	100,212
OTHER INTANGIBLES, NET	15,148	16,380
OTHER ASSETS	10,929	12,611
	$782,094	$759,994
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$16,834	$8,261
Compensation and benefits	28,262	26,303
Insurance accruals	19,353	19,249
Other accruals	13,475	14,475
Total current liabilities	77,924	68,288
LONG-TERM LIABILITIES
Income taxes payable	15,498	18,296
Long-term debt	—	24,600
Deferred income taxes, net	101,311	101,605
Insurance accruals less current portion	60,998	59,300
Other long-term liabilities	11,653	11,318
Total long-term liabilities	189,460	215,119
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2015 and 2014; outstanding 87,862 in 2015 and 87,781 in 2014, respectively	907	907
Additional paid-in capital	3,734	4,058
Retained earnings	547,243	509,834
Treasury stock, at cost; 2,827 in 2015 and 2,908 in 2014, respectively	(37,174)	(38,212)
	514,710	476,587
	$782,094	$759,994